Exhibit 99.1

OpenTable Team —

Friday was an exciting day for OpenTable and The Priceline Group as we publicly announced our plan to join forces.  As the dust settles from the initial announcement, I want to take a moment to let you know how truly excited we are to welcome OpenTable into the Group family.

OpenTable is a truly great Internet brand… a brand that pioneered the evolution of consumer behavior online, the migration of local businesses online, and a brand that touches millions of customers and 10s of thousands of restaurants every day.  This could not have happened without the true passion and commitment you have delivered to build a well-loved consumer product and win-win relationships with restaurant partners around the world.  This is something we recognized in you and your team and was a big part of our interest in your company.

Many of you may think of Priceline as “name your own price” and William Shatner.  Yes, one of our brands, Priceline.com, is still all of that and more but the Priceline Group has grown up a lot since then.  We now have 5 brands, 10,000 employees living in over 50 countries, and 90% of our business happening outside the United States.  Just a snapshot of how global we are:  We have 10 hotel offices and a customer service center in China.  Over 400 people in Seattle.  Four different offices and 800 people in Berlin.  And hotel offices in Porto Alegre, Antalya, Fukuoka, Malaga, Riga, and Bolzano (to name a few others).  You can find out more at www.pricelinegroup.com.

Between us, we actually share very common DNA.  Every single day and around the world, we obsess about the experience we deliver for our customers and the relationships we have with our hotel, air, and rental car partners.  Some of our brands, you may be familiar with, others maybe less so.  However, rest assured, and just like you, we understand the importance of hard work and how to really build global success in an online marketplace from the ground up.

I should also share that The Priceline Group is not a heavy-handed parent.  To start with, 99.9% of resources are within the Brands, not in the Group.  We have a natural aversion to artificial “synergies” or top-down direction.  Rather, we pride ourselves in being a collection of like-minded, entrepreneurially-led, performance-driven Brands who like to win and who share best practices in areas where everyone gains and the cost of coordination is low.  We also share demand and will promote one another where-ever it makes sense.  In the case of OpenTable, Matt and I have already identified some of these biggest opportunities, but they all relate to investing in people, technology, and accelerating growth.  And, they all rely on you vs. us to drive the day-to-day execution and innovation that will help us achieve unimaginable success.

Also, despite similarities in the principles with which we approach the business, our Brands actually have very different cultures as well and these cultures have not only survived being part of the Group, but have thrived within the Group.  I am sure OpenTable will be no exception and we couldn’t be more proud to help you preserve all the unique element of your winning culture.

After the deal closes (likely in early Q3), Matt and I will be sharing more information around our acceleration plans.  We are both committed to building out the world’s leading brand for restaurant reservations, accessible anywhere on any device.  Until then, it will be business as usual.

Let me just close by saying how extremely excited we are to work together to discover our true potential.  Our teams really look forward to meeting you and working with you in the coming days, months and years to come.  In the meantime, should you have questions or concerns, please feel free to connect with Matt or me at at any time.

Best,

Darren

Information About Forward-Looking Statements

This communication contains forward-looking statements. These forward-looking statements reflect the views of The Priceline Group’s management regarding current expectations and projections about future events and the ability of The Priceline Group and OpenTable to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the merger agreement, and are based on currently available information and current foreign currency exchange rates. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. The proposed transaction has not closed, and the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the possibility that expected benefits of the transaction may not be achieved in a timely manner or at all; revenues following the transaction may be lower than expected; disruption from the transaction may adversely affect OpenTable’s relationships with its customers, business partners or employees; the conditions to the completion of the transaction may not be satisfied in a timely manner or at all; and the other factors described in The Priceline Group’s and OpenTable’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed with the Securities and Exchange Commission. Unless required by law, The Priceline Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

The tender offer described in this communication (the “Offer”) has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of OpenTable or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by The Priceline Group and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by OpenTable. The offer to purchase shares of OpenTable common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The tender offer statement will be filed with the SEC by The Priceline Group, Inc. and Rhombus, Inc., a wholly-owned subsidiary of the Priceline Group, and the solicitation/recommendation statement will be filed with the SEC by OpenTable. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement